SECOND AMENDMENT TO ASSET  PURCHASE AGREEMENT


     This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is made and entered into as of March 31, 1997, by and between Zimco, Inc. ("Seller"), a Missouri corporation, and Emmis Broadcasting Corporation ("Buyer"), an Indiana corporation.
                             RECITALS
     A.   WHEREAS, Seller is the licensee of Radio Stations WKBQ(AM),
St. Louis, Missouri, WKKX(FM), Granite City, Illinois and WALC(FM), Jerseyville, Illinois (the "Stations") and holds the licenses and other authorizations issued by the FCC for the operation of the Stations. Seller also owns or leases all tangible and intangible assets used or useful in the business and operations of the Stations.
     B. WHEREAS, the Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of October 31, 1996, and amended as of November 27, 1996 (the "Purchase Agreement"), for the sale of certain of the assets of Seller used or useful in the operation of the Stations (the "Assets").
     C.   WHEREAS, the Seller and Buyer desire to amend the Purchase
Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1.   Amendments.
          (a) The first paragraph of Section 2.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
               2.4 Purchase Price and Terms of Payment. The purchase price ("Purchase Price") to be paid by Buyer to Seller is Forty-Three Million One Hundred Thousand Dollars ($43,100,000.00),
          subject to adjustment as provided for in Section 2.4.4 below, to

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     be paid as follows:
          (b) Section 2.4.2.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
               2.4.2.1 Cash Payment on December 2, 1996 and March 14,
     1997. On December 2, 1996, Buyer shall pay to Seller Four Hundred Fifty Thousand Dollars ($450,000) (the "December 2 Payment"), and on March 14, 1997, Buyer shall pay to Seller One Hundred Fifty Thousand Dollars ($150,000) (the "March 14 Payment"), each such payment representing a non-refundable prepayment of a portion of the Purchase Price. Payments shall be made by wire transfer of immediately available funds.
          (c) Section 2.4.3 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          2.4.3 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Assets in accordance with an appraisal prepared by a firm selected by Buyer, and subject to the approval of Seller, such approval not to be withheld unreasonably, whose fee and expense shall be born by the Buyer. The Buyer shall direct such appraisal firm to deliver a draft of such appraisal to each of Buyer and Seller for review and comment within 30 days from the Closing. Said allocation shall be prepared pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").
          (d) The last sentence of the end of Article XIII of the Purchase Agreement (as added by the first amendment to the Purchase Agreement) is hereby deleted in its entirety and replaced with the following:
          In addition, if this Agreement is terminated for any reason, Seller may be entitled to retain all of the December 2 Payment and all of the March 14 Payment.

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          (e)  The last sentence at the end of Section 15.3 of the Purchase
     Agreement (as added by the first amendment to the Purchase Agreement) is hereby deleted in its entirety and replaced with the following:
          Notwithstanding the foregoing, Buyer agrees and acknowledges that Buyer shall not be entitled to a refund of any portion of the December 2 Payment or any of the March 14 Payment.
          (f) Section 16.5 of the Purchase Agreement is hereby amended in its entirety to read as follows:
          16.5 Benefit and Assignment. Neither party may assign its right or obligations hereunder to another party without the advance written consent of the other party provided, however, that
     (i) Buyer may assign its rights under this Agreement to one or more affiliates or subsidiaries of Buyer, provided each such affiliate or subsidiary is controlled by or under common control with Buyer, and so long as Buyer unconditionally guarantees all of each such affiliate's or subsidiary's obligations under this Agreement and other Documents, (ii) Seller may assign all or part of its rights hereunder to a "qualified intermediary" as provided in Section 16.17 hereof, but no such assignment shall relieve
     Seller of its obligations under this Agreement and other Documents and (iii) any party's rights to indemnification under Article XII hereof will inure to the benefit of and be enforceable by any successor-in-interest by merger or consolidation or by any lender secured by a security interest in such rights to indemnification.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns.
          (g) Section 6.17 is hereby added to the Purchase Agreement to read as follows:
               16.17 Like-Kind Exchange.  Seller may elect to effect the

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     transfer and conveyance of the Assets as part of an exchange under
     Section 1031 of the Code. If Seller so elects, it shall provide written notice to Buyer of its election, and thereafter (i) may at any time at or prior to Closing assign its right under this Agreement and the Escrow Agreement to a "qualified intermediary" as defined in Treas. Reg.
     Section 1.1031(k)-1(g)(4), subject to all of Buyer's rights and obligations hereunder and (ii) shall promptly provide written notice of such assignment to all parties hereto. Buyer shall execute all documents needed to give effect to Seller's election to effect the transfer and conveyance of the Assets as part of an exchange under Section 1031 of the Code, provided the execution of such documents does not obligate the Buyer to expend any funds that Buyer would not otherwise expend or incur any liabilities that Buyer would not otherwise incur. Without limiting the generality of the foregoing, if Seller has given notice of its intention to effect the disposition of the Assets as part of a tax-deferred exchange, Buyer shall (i) promptly provide Seller with written acknowledgment of such notice and (ii) at Closing, pay the Purchase
     Price for the Assets to the "qualified intermediary" rather than to Seller (which payment shall discharge the obligation of Buyer to make payment for the Assets hereunder). Buyer also agrees that if Seller assigns its rights under the Escrow Agreement to a "qualified intermediary" as defined in Treas. Reg. Section 1.1031(k)-1(g)(4) prior to the Closing, such qualified intermediary shall execute the joint written instructions (referred in paragraph 5(a) of the Escrow Agreement) as the Seller's assignee.
     2. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which

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     together shall constitute one and the same instrument.
     3. Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the internal laws of the State of Missouri, including all matters of construction, validity and performance, without regard to its principle of conflicts of laws.
     4. Reference to Purchase Agreement. Except as amended hereby, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

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     IN WITNESS WHEREOF, each of the parties hereto have executed this Second
Amendment to the Purchase Agreement as of the date and year first above written.
                              Zimco, Inc.


                              By:  ________________________________
                              Name: Jerome R. Zimmer
                              Title:    President

                              Emmis Broadcasting Corporation


                              By:  _______________________________
                              Name:     Doyle L. Rose
                              Title:    Radio Division President


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